EXHIBIT 99.1

Chemung Canal Names New President & Chief Operating Officer

ELMIRA, N.Y., July 8, 2015 (GLOBE NEWSWIRE) -- Chemung Canal Trust Company today announced that Anders M. Tomson has been named President and Chief Operating Officer of the bank. Ronald M. Bentley will continue to serve as the bank's Chief Executive Officer.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=34353

Tomson, 48, currently serves as the President of Capital Bank, a division of Chemung Canal Trust Company. He has served in that position since Chemung Canal acquired Capital Bank in April 2011. For the immediate future he will continue to serve as Division President. Chemung Canal's offices in Albany and Saratoga counties operate under the name Capital Bank.

"With more than two decades of leadership experience, Anders brings significant knowledge and insight to the position which will serve us well as we plan for future growth and opportunities that lie ahead," according to Bentley. "His leadership of our Capital Bank division has been a key factor in the recent growth of our bank," he added.

A graduate of Cornell University, he brings an extensive background in commercial and real estate lending to the bank. Prior to joining Chemung Canal, he served as Senior Vice President and Commercial Real Estate Division Executive for RBS Citizens Bank, Senior Vice President of the Community Preservation Corporation and Senior Vice President of Conley Realty Associates, Ltd.

Active within the community, Mr. Tomson currently serves as the Chairman of the Capital City Housing Corp, Chairman of the Visiting Nurses Association of Albany, a Director of the Community Preservation Corporation and a member of the Albany Medical Center Development Committee.

A lifelong resident of Albany County, Mr. Tomson currently resides in Slingerlands with his wife Mary Ellen and their two children.

At March 31, 2015 Chemung Financial Corporation (Nasdaq:CHMG), the holding company of Chemung Canal Trust Company, reported assets of $1.6 billion and total equity of $136.3 million. The bank's operations include 34 branch offices located in 11 New York counties and Bradford County, PA. Chemung Canal also features a full service Wealth Management Group that reported $2.0 billion in assets under management or administration at March 31st. The bank has 397 full time and part time employees.

Established in 1833, Chemung Canal Trust Company, a full service community bank with full trust powers, is the oldest, locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

CONTACT: Michael J. Wayne
         Senior Vice President
         (607) 737-3762
         mwayne@chemungcanal.com